EXHIBIT 5.1

Electra Tower	INFO@GOLDFARB.COM
98 Yigal Alon Street	WWW.GOLDFARB.COM
Tel Aviv 67891, Israel
Tel +972 (3) 608-9999
Fax +972 (3) 608-9909

September 27, 2012

Attunity Ltd
Kfar Netter Industrial Park
POB 3787
Kfar Netter 40593
Israel

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on behalf of Attunity Ltd (the “Company”), relating to 866,026 of the Company’s Ordinary Shares, NIS 0.40 nominal value per share (the “Shares”), issuable upon the exercise of options granted or to be granted under the Attunity Ltd Year 2001 Stock Option Plan and/or the Attunity Ltd - The 2003 Israeli Share Option Plan (collectively, the “Plans”).

As counsel for the Company, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us, and, as to matters of fact, the accuracy of all statements and representations made by officers of the Company.

Upon the basis of such examination and subject to the limitations, qualifications and assumptions set forth herein, we advise you that is our opinion that the Shares, when paid for and issued in accordance with the terms of the Plans, will be duly authorized, validly issued, fully paid and non-assessable.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel. In rendering the opinion above, we have also assumed that each individual grant or award under the Plans that will be made following the date hereof will be duly authorized by all necessary corporate action. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

Very truly yours, /s/ Goldfarb Seligman & Co.